Exhibit 16.1

August 26, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated August 27 2008, of Oncogenex Pharmaceuticals, Inc. (formerly Sonus Pharmaceuticals, Inc.) and are in agreement with the statements contained in the second sentence of the second paragraph, and the third, fourth, and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP